Exhibit 4.10

C22017

Contract No.: [A035950]

Loan Contract

(Applicable to online signing of working capital revolving loan for corporate customers of channels such as Internet Banking/“Little Giant” APP/ Bank of Beijing Corporate Banking APP)

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.

Lender: Nanchang Branch of Bank of Beijing Co., Ltd.

Date of Conclusion: July 18, 2023

In accordance with the Civil Code of the People’s Republic of China and other laws and regulations, and on the basis of equality, willingness and consensus, this Contract is hereby made by and between and shall be binding on the parties hereto on the date of conclusion as set out on the cover page hereof at the domicile of Nanchang Branch of Bank of Beijing Co., Ltd. (hereinafter referred to as the “Lender” or “BOB”).

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.

Unified Social Credit Code: 913608217670218430 Business License No.: 913608217670218430

Legal Representative/Person in Charge: Lai Gang

Correspondence Address: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County, Ji’an City, Jiangxi Province

Tel.:	8403309
Zip Code:	343100	Fax: 8403637
Contact Person:	Yang Lin	Position: 13970661293

Contact Person’s Phone No.: 13970661293		Email:44625332@qq.com

Lender: Nanchang Branch of Bank of Beijing Co., Ltd.

Legal Representative/Person in Charge: Zhao Yanna

Correspondence Address: No. 1115, Middle Fenghuang Avenue, Honggutan New District, Nanchang City, Jiangxi Province

Tel.:	0791-86712706
Zip Code:	330038	Fax:	0791-83792320

Part I Schedule of Contract Terms

A.	Related contract (fill in if applicable):

This Contract is a specific business contract under the Comprehensive Credit Contract (No. [A035808]) entered into by and between the creditor Nanchang Branch of Bank of Beijing Co., Ltd. and the debtor Jiangxi Universe Pharmaceuticals Co., Ltd.

B.	Loan amount and term:

B.1	The currency of the loan hereunder shall be RMB, and the amount shall be (in case of inconsistency between the amount in words and the amount in figures, the amount in words shall prevail; the same below):

(in words) RMB Ten Million Only, (in figures) ￥10000000.00.

B.2	The loan term of this Contract is (it applies if you tick the box ☐; it does not apply if you cross the box □; the same below):

☒ __/___ from the date of the first withdrawal.

☑ From the date of withdrawal until July 18, 2024.

B.3	The final maturity date of the loan shall be the date of expiration of the loan term as agreed in Paragraph B.2 above.

C.	Contractual interest rate (annual interest rate, interest shall be calculated at the simple interest) (it applies if you tick the box □; it does not apply if you cross the box □; the same below):

C.1	In case of a RMB loan, the contractual interest rate hereunder shall be:

☑  (1) Fixed interest rate, i.e., the interest rate for ☑ 1 year ☒ 5 years or more ☒ Other [ / ] of the day before the withdrawal date (☑ the Central Bank’s LPR ☒ this Bank’s LPR) plus [70.000000] bps ☒ minus [ / ] bps, which will not be adjusted in accordance with the changes in the Central Bank’s LPR or this Bank’s LPR.

☒(2) Floating interest rate, i.e., the interest rate for ☒1 year ☒5 years or more ☒ Other [ / ] of the day before the withdrawal date (☒ the Central Bank’s LPR ☒ this Bank’s LPR) ☒ plus [ / ] bps ☒ minus [ / ] bps, and floating in accordance with Paragraph 2.4 hereof; the contractual interest rate shall be adjusted as follows: ☒ on the monthly first day ☒ on the monthly corresponding day ☒ on the quarterly first day ☒ on the quarterly corresponding day ☒ on the yearly first day ☒ on the yearly corresponding day ☒ on the fixed day of each month (the specified date is [ / ] (month) [ / ] (day), [ / ] (year)) ☒ on the fixed day of each quarter (the specified date is [ / ] (month) [ / ] (day), [ / ] (year)) ☒ on the fixed day of each six months (the specified date is [ / ] (month) [ / ] (day), [ / ] (year)) ☒ on the fixed day of each year (the specified date is [ / ] (month) [ / ] (day), [ / ] (year)) ☒ Immediately.

C.2	In case of a foreign currency loan, the interest rate shall be determined by adding points to the “HIBOR (for Hong Kong dollar) or LIBOR (for other foreign currencies)” for a term of / month (based on the interest rate of the second business day prior to the date of withdrawal), with the additional basis points not less than [ / ] basis points, and shall fluctuate in accordance with Paragraph 2.4 of this Agreement. The details shall be subject to the records in the loan receipt reviewed and approved by BOB.

D.	Withdrawal period, disbursement of loan fund and account monitoring:

D.1	The withdrawal period is 366 days from the date of conclusion of this Contract.

D.2	The method of disbursement of the loan fund shall be subject to the records in the loan receipt reviewed and approved by BOB; however, if the amount of a single disbursement exceeds RMB 10 million, the Lender’s entrusted disbursement shall be adopted.

D.3	The loan fund shall be disbursed to the Borrower’s account at BOB:

The account number is 20000043707300124207772 (the account may be changed with the consent of BOB, but the Borrower shall choose the changed account when the withdrawal application is initiated on the Internet banking system). If the Borrower makes payment with the loan fund, the Borrower shall process with such account and accept the inspection and supervision of BOB.

D.4	The account opened by the Borrower at Nanchang Xihu Sub-branch of Bank of Beijing Co., Ltd. (name of account bank) (account no.: 20000043707300124207772, account name: Jiangxi Universe Pharmaceuticals Co., Ltd.) shall be the Borrower’s fund withdrawal account (the account may be changed with the consent of BOB); the Borrower shall regularly (i.e., at the end of each quarter) provide BOB with the information on fund withdrawal and transaction flow of the account, and undertake to cooperate for BOB’s supervision and inspection.

D.5	With respect to the said account, BOB shall carry out inspection, supervision and management in accordance with ☑ the provisions of this Contract ☒ the provisions of the account supervision agreement separately signed by both parties and this Contract.

E.	Loan purpose:

Business turnover, purchase of goods and materials for production, etc.

F.	Loan principal repayment plan:

All loan principal must be paid off on the final maturity date, and the loan principal will be repaid during the loan term in accordance with the following provisions, and the specific repayment plan shall be subject to the loan receipt reviewed and approved by BOB:

☑	All loan principal shall be repaid in one lump sum at maturity.

G.	Interest repayment plan:

All interest must be paid off on the final maturity date and shall be repaid in installments during the loan term as agreed below:

☑	Interest is payable on a fixed day on a monthly basis (the 21st day of each month).

☒	Interest is payable on a fixed day on a quarterly basis (the 21st day of the last month of each quarter).

☒	Other: __/____.

☒	(For foreign currency loan option only) Interest shall be paid once per period in light of the number of months of the interest rate term selected in accordance with Paragraph C.2, and the interest payment date shall be the day immediately following the corresponding day of the last month of each period from the fund withdrawal date (or, if there is no corresponding day, the last day of current month).

M.	Guarantee (Other guarantees are listed in the column of Special Agreements of this Contract, details of which are subject to the guarantee documents):

☒	Security guarantee, name of guarantor ________________________ / _______________________.

☒	Pledge guarantee, name of pledgor________________________ /_______________________.

☒	Mortgage guarantee, name of mortgagee ________________________ /_______________________.

U.	Attachments (The loan receipt and the following attachments constitute an integral part of this Contract):

__________________________________ /___________________________________________。

W.	Enforcement notarization:

☒	Enforcement notarization shall be completed within ___/____ days from the date of conclusion of this Contract.

☑	This Contract is not subject to the enforcement notarization.

X.	Special agreements:

X.1	This Contract is executed by the Borrower and the Lender through the electronic channel of BOB, and both parties shall, in addition to complying with this Contract and the effective amendments and supplements thereof, also comply with relevant service agreements, regulations and policies for the electronic channel of BOB as well as relevant business rules such as reminders, announcements and notices related to this business which the Lender may from time to time announce to the Borrower through such channel, and the said agreements, regulations, policies and business rules shall be applicable to the relationship of rights and obligations between the Borrower and the Lender under this Contract.

/_____________________________________________________________________________

Part II Basic Terms of Contract

1.	Definitions and interpretations

1.1 For the purposes of this Contract, unless otherwise expressly stated, the following terms are defined as follows:

This Contract: refers to the entirety of the following documents: the Schedule of Contract Terms, the Basic Terms of Contract, the Electronic Loan Receipt generated on the Bank of Beijing’s online corporate loan platform under which the loan has been successfully released, the attachments hereto, and any other documents (including, but not limited to, the supplementary agreements, letters of undertaking, etc.) that effectively determine the rights and obligations of the parties hereunder in accordance with the laws; if not stated differently, only the agreements in the Schedule of Contract Terms and the Basic Terms of Contract.

BOB’s electronic channel (or e-channel): refers to the electronic channel provided by BOB to its customers, through which customers may submit their need instructions to the account bank via the Internet, so as to meet the business needs such as application for withdrawal and inquiry as the BOB service system. At present, the electronic channels available for use are the “Little Giant” APP developed by BOB, the Bank of Beijing Corporate Banking APP, and the Bank of Beijing Corporate Internet Banking.

The Central Bank’s loan prime rate (the Central Bank’s LPR): refers to the basic loan reference rate quoted by a representative quoting bank based on the bank’s loan rate to the highest-quality customers in the form of the open market operation interest rate plus basis points, and calculated and published by China Foreign Exchange Trade System (CFETS) under the authorization of the People’s Bank of China; if the Central Bank’s LPR for corresponding term has not been published by the CFETS on the day immediately preceding the date of withdrawal hereof/the corresponding date determined in line with the adjustment frequency, the Central Bank’s LPR published on the second day immediately preceding the said date shall prevail, and so on. If the Central Bank’s LPR is canceled, the applicable interest rate determined and announced by BOB in accordance with the laws shall prevail.

This Bank’s loan prime rate (this Bank’s LPR): refers to this Bank’s loan prime rate independently proposed and published by Bank of Beijing Co., Ltd.; if this Bank’s LPR for corresponding term has not been published by Bank of Beijing Co., Ltd. on the day immediately preceding the date of withdrawal hereof/the corresponding date determined in line with the adjustment frequency, this Bank’s LPR published on the second day immediately preceding the said date shall prevail, and so on.

LIBOR (HIBOR): refers to the London (Hong Kong) Interbank Offered Rate published on relevant pages of the authoritative financial telecommunications systems such as Reuters or Bloomberg at around 11:00 a.m. (London (Hong Kong) time) on the current day. If the abovementioned interest rate data does not exist on the current day, the data of the latest day shall prevail.

Entrusted disbursement: refers to that BOB, on the basis of the Borrower’s withdrawal application and payment entrustment, pays the loan fund through the Borrower’s account to the Borrower’s counterparty which meets the agreed purposes of this Contract.

Independent disbursement: refers to that after BOB disburses the loan fund to the Borrower’s account on the basis of the Borrower’s withdrawal application, the Borrower will independently make disbursement to the Borrower’s counterparty which meets the agreed purposes of this Contract.

Guarantee document: refers to any guarantee contract, guarantee clauses, guarantee letter and other documents and commitments setting guarantee and signed or approved by the guarantor.

Actual controller: refers to a natural person who is a controlling shareholder of the Borrower/guarantor or a natural person who is able to practically dominate the Borrower’s/guarantor’s behaviors through an investment relationship, agreement or other arrangements.

Missing: refers to that BOB is still unable to contact relevant party with reasonable efforts in light of the contact information listed on the top of this Contract.

Laws and regulations: refer to laws, administrative regulations and judicial interpretations of the Supreme People’s Court that are applicable in the mainland of the People’s Republic of China, except for Hong Kong, Macao and Taiwan.

Financial regulations: refer to the regulations, rules and orders of the banking regulators, the People’s Bank of China and the foreign exchange administrations.

Business day: refers to any day on which BOB processes general corporate businesses, excluding statutory holidays and Saturdays and Sundays, but including Saturdays and Sundays on which the government temporarily stipulates that the public shall work.

Corresponding day: the monthly corresponding day refers to the corresponding day in each month of the withdrawal date under this Contract (the last day of current month if there is no corresponding day); the quarterly corresponding day refers to the corresponding day in the last month of each three months of the withdrawal date under this Contract (the last day of current month if there is no corresponding day), and the yearly corresponding day refers to the corresponding day in each year of the withdrawal date under this Contract (the last day of current month if there is no corresponding day).

Fixed day: the monthly fixed day refers to the corresponding day of each month from the specified date (the last day of current month if there is no corresponding day), the quarterly fixed day refers to the corresponding day of each three months from the specified date (the last day of current month if there is no corresponding day), the semi-annual fixed day refers to the corresponding day of each six months from the specified date (the last day of current month if there is no corresponding day), and the annual fixed day refers to the corresponding day of each twelve months from the specified date (the last day of current month if there is no corresponding day).

1.2 In any document prepared under or pursuant to this Contract, the foregoing definitions shall apply unless otherwise expressly stated in such document.

1.3 The order of the clauses in this Schedule of Contract Terms shall follow the arrangement of serial numbers given herein other than the natural alphabetical order.

2.	Loan

2.1 The currency, amount and term of the loan hereunder are set out in Paragraph B hereof. The actual amount and date of each withdrawal hereunder shall be subject to the records in the loan receipt reviewed and approved by BOB.

2.2 The Borrower may request the withdrawal during the withdrawal period as agreed in Paragraph D hereof, and any loan fund not withdrawn after the expiration of the withdrawal period shall be automatically canceled and may not be withdrawn again. Each time the Borrower requests a withdrawal, all of the following conditions shall be met:

(1) The guarantee documents for the guarantees referred to herein have been concluded and are in force and the procedures for delivery and registration have been completed (in other words, the registration shall be respectively completed with corresponding legal registration authorities for types such as real estate (if any) mortgage, chattel (if any) mortgage and right (if any) pledge); if the guarantor is a legal person or non-legal person organization, the Borrower has provided BOB with relevant internal effective resolution or reply for guarantee that the guarantor agrees to provide (except for entities that are not required by the laws and regulations to provide internal resolutions such as financial institutions issuing guarantee letters or guarantee companies providing guarantees). If the guarantor is a listed company, a publicly disclosed controlled subsidiary of a listed company, or a company whose shares are traded on other national securities exchanges approved by the State Council, the resolutions shall also be publicly disclosed in accordance with the laws and regulations;

(2) The Borrower has completed relevant procedures reasonably required by BOB such as account opening, and has provided BOB with documents and relevant certificates reasonably describing the specific purpose of the fund and the fund flow arrangement, which have been examined and certified by BOB, and in the event that this Contract is a credit granted under the Comprehensive Credit Contract referred to in Paragraph A, a sufficient available credit line of the Borrower shall be retained under such Comprehensive Credit Contract;

(3) The Borrower has successfully registered with the BOB’s e-channel as an e-channel user;

(4) The Borrower has not committed any breach of contract under this Contract, and the guarantor has not committed any breach of contract under the guarantee documents;

(5) The laws and regulations and financial regulations, national credit policies, and credit line management requirements then in effect have not had material adverse effect on the performance of this Contract by one party hereto, nor have they prohibited or restricted the release or withdrawal of loan under this Contract;

(6) Other conditions specified by this Contract and stipulated by laws, regulations and financial regulations.

2.3 After the Borrower meets the conditions for withdrawal, the Borrower shall initiate an irrevocable application for withdrawal through BOB’s electronic channel on a business day, and if the Borrower meets the conditions for withdrawal, with review and approval of BOB, BOB shall disburse the full amount of the loan within 3 business days. Once the loan is disbursed to the Borrower’s account, the loan is deemed to have been withdrawn and used by the Borrower, and the same day will be the withdrawal date of the loan and the loan interest shall start to be calculated at the contractual interest rate on a simple interest basis (interest shall be calculated on a daily basis at the daily interest rate). If the RMB loan is withdrawn in several installments, the contractual interest rate applicable to each withdrawal shall be respectively determined at the Central Bank’s loan prime rate (the Central Bank’s LPR) or this Bank’s loan prime rate (this Bank’s LPR) of the day immediately preceding the date of withdrawal plus or minus basis points as stated in Paragraph C.1 of this Contract.

If BOB’s entrusted disbursement is adopted for the loan fund, (i) the Borrower shall submit complete business contracts and other relevant transaction materials (including but not limited to transaction documents or certificates with clear transaction subjects and complete signatures and seals and filled in normatively) at least 3 business days in advance (or within such other period as reasonably required by BOB), so that BOB may review whether the said materials are consistent with the conditions as agreed in this Contract before the disbursement of the loan fund. After the materials are reviewed and approved by BOB, BOB shall disburse the loan fund to the Borrower’s counterparty through the Borrower’s account (the Borrower is not required to separately provide a settlement certificate for the disbursement) and keep records appropriately, and the time for the loan fund received by the account of the Borrower’s counterparty shall be determined with reference to the time of receipt through the foreign exchange settlement method and be affected by the opening time of relevant system, and the settlement fees shall be deducted by BOB one by one or in a lump sum from the Borrower’s account in line with then in-effect charge standards (the Borrower may also take the initiative to pay such fees in advance); (ii) as the disbursement or the entrusted disbursement is delayed on the grounds that materials submitted by the Borrower are incomplete, unqualified, untimely or bear reasonable doubts, the Borrower shall be responsible; (iii) if the fund is not timely paid or fails to timely reach the account of the Borrower’s counterparty after the fund is received by the Borrower’s account due to abnormal status of the Borrower’s account, incomplete and inaccurate information or abnormal status of the counterparty’s account provided by the Borrower, the interbank payment system or the clearing system and other reasons unattributable to BOB, the settlement service charges, loan interest and other losses and delays and other adverse consequences arising accordingly shall be borne by the Borrower provided, however, that BOB shall make reasonable efforts to continuously complete the procedures for disbursement to the account of the Borrower’s counterparty, or leave it in the Borrower’s account/pending item and notify the Borrower to complete relevant procedures.

If the independent disbursement by the Borrower is adopted for the loan fund, the Borrower shall, as required by BOB, timely provide a loan fund use plan, and summarize and report the fund payment information to BOB within 10 days at the beginning of each month after the disbursement of the loan, and BOB shall have the right to verify whether the disbursement of the loan fund is consistent with the provisions of this Contract by means of account analysis, fund transfer proof checking, on-site investigation and so on, and the Borrower shall cooperate.

If the loan fund is subject to BOB’s entrusted disbursement or use supervision, BOB has the right to monitor relevant account and the use of fund in the account by refusing to sell the check, process the universal deposit and withdrawal and open Internet banking or mobile banking.

In the course of loan disbursement, if BOB determines that the Borrower’s credit status has declined, the profitability of the main business is not strong, or the use of the loan fund has become abnormal, BOB has the right to request a change in the loan fund disbursement method, and the Borrower shall accept and cooperate for the same.

2.4 If the interest rate of the loan contract under this Contract is the floating interest rate or the loan belongs to a foreign currency loan, the interest rate shall be adjusted as follows: (i) for the floating interest rate for the RMB loan, in accordance with the adjustment frequency agreed in Paragraph C.1 hereof, the interest rate shall be automatically adjusted at the Central Bank’s loan prime rate (the Central Bank’s LPR) or this Bank’s loan prime rate (this Bank’s LPR) of the day immediately preceding the corresponding date as specified in Paragraph C.1 plus or minus the basis points (1 basis point is 0.01%) as specified in Paragraph C.1 on the corresponding date, and the interest shall be calculated by period; (ii) for the foreign currency loan, the contractual interest rate applicable to each interest calculation period (the first but the last day shall be counted) shall be LIBOR (HIBOR) (annual interest rate expressed in the form of percent) for corresponding currency and term of the second business day of such foreign currency market before the day immediately preceding the start day of the interest calculation period plus additional basis points as agreed in Paragraph C.2 hereof (1 basis point is 0.01%); the said automatic adjustment shall not be considered as a modification to this Contract. Where the contractual interest rate is converted from an annual interest rate to a daily interest rate, the Hong Kong dollar interest rate shall be calculated on the basis of 365 days per year, and the interest rate for RMB and other foreign currencies shall be calculated on the basis of 365 days per year.

2.5 The Borrower guarantees that the loan will be used for the purposes stated in Paragraph E hereof and that the said purposes do not violate the laws, regulations and financial regulations; the Borrower undertakes that the loan will not be used for investment in fixed assets, equity, real estate, etc., or for fields and purposes which are prohibited by the State in terms of production and operation, nor will it be used for any other projects or businesses for which the commercial bank loan is prohibited by laws, regulations or financial regulations. If the Borrower needs to change the use of the loan, the Borrower shall obtain the prior written consent of BOB. The Borrower guarantees that the information provided by the Borrower to BOB, such as transaction materials and counterparty information, is true, accurate, complete, legal and valid, and is consistent with the purposes as agreed in this Contract.

2.6 The Borrower shall repay the principal of the loan in accordance with Paragraph F hereof and pay the loan interest on schedule in accordance with Paragraph G hereof; each interest payment date (inclusive) to the next interest payment date (exclusive) shall be an interest-bearing period (with the first interest-bearing period commencing on the withdrawal date, and the last interest-bearing period ending on the maturity date of the loan principal); where each loan principal is repaid, all interest accrued of such loan principal shall be paid off, and on the final maturity date, all loan principal, interest and other payables shall be paid off. In case of a non-business day, the Borrower shall deposit sufficient amount into the account in advance so that BOB may deduct relevant amount from the account on the same day or the first business day thereafter, and the interest for the extension period shall still be calculated on a simple interest rate basis in light of the contractual interest rate.

2.7 In order to timely repay relevant payables, the Borrower shall open and maintain at all times relevant account with BOB as agreed in this Contract (in case of change of the account number, this Contract shall continuously apply after the change) and deposit the repayable amount in full and in a timely manner into the agreed account for the deduction of BOB, or the Borrower may also directly transfer funds to the BOB account for repayment and shall notify BOB in a timely manner of the disbursement business number corresponding to the loan repayment. BBO may independently deduct the amount due and payable by the Borrower from the Borrower’s account opened in the system of Bank of Beijing Co., Ltd. and notify the Borrower by means of statement or other forms after the deduction.

2.8 The loan under this Contract is a revolving loan, i.e., after relevant debt has been fully repaid and until the expiration date of the withdrawal period, the Borrower may apply for withdrawal again in accordance with the terms and conditions of this Contract within the range of the principal balance of the loan not exceeding the total amount agreed in Paragraph B.1 of this Contract, and the number of revolving may be unlimited during the withdrawal period.

2.9 The bank vouchers internally generated by BOB are valid evidences for the disbursement of the loan and the repayment of principal and interest hereunder, unless there are conclusive and sufficient evidences to the contrary.

3. Early repayment and grace period

3.1 After the loan is disbursed, the Borrower may apply for early repayment. The early repayment includes partial early repayment and full early repayment. The Borrower shall initiate an irrevocable early repayment application through BOB’s electronic channel from 9:00 a.m. to 8:00 p.m. on weekdays. If the Borrower chooses the partial early repayment, with BOB’s review and approval, the Borrower shall repay the principal amount of the early repayment on the early repayment date, and the corresponding interest arising from the principal portion repaid early shall still be paid off in accordance with the agreements of this Contract on the interest payment date; if the Borrower chooses the full early repayment, with BOB’s review and approval, the Borrower shall settle all the loan principal, interest and other payables (if any) on the early repayment date. In case of early repayment, the Borrower shall initiate the repayment on its own in accordance with BOB’s requirements in its Internet banking system and other electronic channels, or submit a written application to BOB with the written consent of BOB, and complete the early repayment outside of the electronic channels in accordance with BOB’s instructions.

3.2 If the Borrower requests a grace period, the Borrower shall submit a written application for a grace period to BOB at least 30 days prior to the maturity date, stating the reasons for the grace period and making repayment fund arrangements after the grace period, and with the review and approval of BOB and after relevant conditions required by BOB are met, both parties shall sign an agreement for the grace period and complete the procedures for the grace period in accordance with the agreement. If BOB does not agree with the grace period or both parties fail to sign an agreement for the grace period, the Borrower shall still make repayment in accordance with the period as agreed in this Contract.

3.3 During the loan term, BOB has the right to request the Borrower to repay the loan in advance on the basis of the Borrower’s fund withdrawal situation (including, but not limited to, the early fund withdrawal proposed by the Borrower for repayment, and the Borrower’s available working capital being sufficient and still able to meet the normal fund need after the early repayment, etc.); after BOB’s notice of early repayment is served on the Borrower, the principal and interest of relevant loan shall become due on the early repayment date designated by BOB, and the Borrower shall make timely repayment as required.

4. Undertakings and warranties

4.1 The parties mutually undertake and warrant that: (1) the parties have the qualification and ability to execute and perform this Contract, and the persons signing this Contract on behalf of the parties have been fully authorized to enter into this Contract on behalf of the parties; (2) the parties’ execution and performance of this Contract do not violate the parties’ Articles of Association and other organizational documents, laws, regulations and financial regulations, and other legal documents that shall be complied with by the parties, and any necessary internal and external authorizations, permits, filings and other procedures have been obtained or completed to ensure that this Contract is legally binding on and enforceable by the parties.

4.2 The Borrower undertakes and warrants to perform the following obligations prior to the completion of the performance of this Contract:

(1) The Borrower shall always be legally existing, with good credit and no significant adverse records, and prior to the execution of this Contract and each withdrawal application, provide BOB with truthful and complete information about its financial and operation status and other important information related to this Contract;

(2) Have sufficient and legal sources of repayment to match the repayment plan and have sufficient solvency;

(3) Production and operation are legal and compliant, and comply with and meet the environmental protection standards and requirements, tax/fee payment provisions and other provisions stipulated in laws, regulations and other normative documents, and the Borrower obtains the necessary approvals and licenses in a timely, legal and effective manner;

(4) Provide BOB with complete, true and effective materials, and accept and actively cooperate for BOB’s inspection and supervision on its financial status, operation status and payment and utilization of the loan hereunder, including but not limited to: (i) reasonably explain the fund flow of each loan hereunder as required by BOB, and provide relevant payment vouchers and the basis for payment and certify the compliance with the provisions of this Contract, and (ii) provide BOB with the complete audited financial statements (including notes) for the previous year and the audit report by the end of each April, and provide BOB with copies of the balance sheet, statement of profit and loss, cash flow statement and other financial statements as of the end of the previous quarter in the first month of each quarter (or the complete audited statements and the audit report if there are audited semiannual or quarterly financial statements); and (iii) such other information as BOB may reasonably require;

(5) Abide by the principle of honesty and trustworthiness, all application materials, financial statements and other information provided by the Borrower to BOB are true, accurate, complete, legal and valid, and there is no fraud, material omission or significant misleading;

(6) In case of merger, separation, reduction in registered capital, application for rectification after business suspension/takeover/dissolution/bankruptcy or other matters affecting the existence or continuous operation of the applicant as subject, or equity transfer, external investment, substantive increase in debts and financings and other events of the Borrower, the Borrower shall notify BOB in writing and obtain the written consent of BOB at least 30 days in advance; if a third party applies for or an administrative/judicial body orders the Borrower to carry out rectification for business suspension/takeover/dissolution/bankruptcy, or suspension or cancellation of licenses for main or significant businesses of the Borrower, the Borrower shall notify BOB in writing as soon as possible (no later than 3 business days) after the Borrower is aware, and timely take measures to make remedy;

(7) The Borrower shall notify BOB in writing as soon as possible (no later than 5 business days) where the Borrower changes its industrial and commercial registration/filing items, actual controller, top ten shareholders, directors, financial controller or contact address;

(8) If the Borrower provides a third party with guarantee (or similar arrangements with the guarantee effect such as debt assumption), or conclude significant transactions with a third party such as partnership/contracting, waiver of significant creditor’s right, acquisition and restructuring, main business transfer or other similar transactions that are likely to reduce the Borrower’s solvency, or significant adverse events having impact on the solvency occur, the Borrower shall promptly notify BOB in writing and obtain BOB’s prior written consent, except that the above events do not have a material adverse effect on the Borrower’s ability to perform this Contract and the total amount of the said material transactions or total guaranteed amount does not exceed 30% of total assets or 50% of net assets of the Borrower;

(9) The Borrower shall promptly notify BOB in writing of any related transactions of which total amount reaches or exceeds more than 10% of the net assets thereof (related parties and related transactions shall be determined in accordance with the Chinese or international accounting standards legally applicable to the Borrower), including: the association relationship between the parties to the transactions, transaction items and transaction nature, transaction amount or corresponding ratio, pricing policy (including transactions with no amount or only nominal amount), etc., and the Borrower may not illegally withdraw registered capital or fake transactions, conclude related transactions evading debts and seriously damaging its solvency by deceiving of the bank fund or credit, transferring assets and other means, or enter into other improper transactions such as money laundering;

(10) The Borrower shall always keep relevant financial indicators (calculated on the basis of the Chinese or international accounting standards legally applicable to the Borrower) within the scope of relevant laws and regulations, financial regulations and BOB’s requirements;

(11) In the event that the net profit after tax for the fiscal year is zero or negative or insufficient to make good the accumulated losses of previous fiscal years, or that the profit before tax is insufficient to settle the principal and interest of the loan payable in the next installment, no dividends or bonuses will be distributed to shareholders in any form;

(12) The Borrower shall, no later than the date of the first withdrawal, provide BOB with the guarantees as agreed in this Contract; see the guarantee documents for details; and the Borrower undertakes to maintain the pledge rate and the mortgage rate under the guarantee documents within the scope as agreed in the guarantee documents (if any); the Borrower undertakes that it fully understands and accepts the terms and contents of relevant guarantee documents, and guarantees that all the guarantees provided to BOB on the basis of relevant guarantee documents are lawful and valid, and enforceable in accordance with the laws.

5. Taxes

The amounts under this Contract are all tax-inclusive, and relevant tax rates shall be implemented in accordance with laws and regulations. The Borrower and the Lender shall each bear the stamp duty, and taxes and administrative fees imposed by the government or organizations exercising administrative authority, etc. payable under this Contract. Other costs (if any) such as notarization fees, guarantee fees, insurance premiums and appraisal fees shall be borne in accordance with laws and regulations; if not provided for by laws and regulations, they shall be borne by the parties through negotiation.

6. Default and remedies

6.1 The occurrence of any one or more following circumstances constitutes an event of default by the Borrower:

(1) The Borrower fails to use the loan for the purpose agreed herein, or to use or disburse the loan fund in the agreed manner (or circumvents the express provisions on BOB’s entrusted disbursement herein by breaking up the whole into parts), or to pay the interest, the principal amount of the Loan, or any other sums payable in full and on schedule;

(2) The Borrower has breached any of the undertakings and warranties set forth in Article 4 of this Contract.

(3) The information in the documents or material representations relating to the Borrower’s application for a loan or application for a withdrawal proves to be untrue or fraudulent, materially omitted or materially misleading, or the Borrower fails to, or expressly represents or acts in a manner that it will not, fully and properly fulfill its undertakings, warranties, obligations or liabilities under this Contract;

(4) Any guarantor fails to fully and properly perform its undertakings, warranties, obligations or liabilities under the guarantee documents, or any other event of default under the guarantee documents occurs, or the collateral/pledge (if any) is destroyed, lost, title transferred, retained under any lien by any other third party, seized/frozen/detained or enforced, or the right of occupancy is set on the collateral (real estate) (if any) without prior written consent of BOB, or the guarantee documents or BOB’s guarantee interest is held to be invalid, revoked or discharged without BOB’s prior written consent;

(5) The Borrower is unable to perform any material credit facilities, guarantees, indemnities or other debt repayment liabilities as and when they fall due, or the licenses for its main or significant businesses have been suspended or cancelled, or the Borrower is subject to rectification after business suspension/takeover/dissolution/declaration of bankruptcy and other procedures;

(6) The Borrower’s financial or operation condition has undergone a material adverse change, or a bad credit record has been generated, or the credit status declines, or the Borrower is involved in disputes or administrative penalties, etc. that have a material adverse effect on its solvency or the fulfillment of this Contract, or any other circumstance has occurred that has a material adverse effect on BOB’s claims or guarantee interests;

(7) The legal representative/person in charge/actual controller of the Borrower/guarantor, etc. is missing.

6.2 If the Borrower fails to repay in full and on schedule any loan principal due and payable (including the loan principal which has been declared by BOB to be fully or partially matured in advance) and other payables, the Borrower shall additionally pay the penalty interest on the overdue loan principal and other payables at a rate 50% higher than the applicable contractual interest rate for the same term (overdue penalty interest rate) on a daily basis, and on the interest that is not paid on time, calculate and pay the compound interest in accordance with the overdue penalty interest rate as agreed in this Contract, until the principal and interest are settled. If the Borrower fails to use the loan principal for the purpose agreed in this Contract or violates the provisions of laws, regulations and financial regulations, the Borrower shall immediately repay the principal and interest of the loan used in violation of this Contract above, and calculate and pay the penalty interest on such loan principal portion at a rate 100% higher than the contractual interest rate applicable for the same term (misappropriation penalty interest rate) on a daily basis, and calculate and pay the compound interest at the misappropriation penalty interest rate as agreed in this Contract for the unpaid interest for the period when the loan principal is not used for the purpose as agreed herein until the loan is paid off. If the loan is used in violation of this Contract and repaid late, the misappropriation penalty interest rate shall be applicable to calculation and payment of penalty and compound interest. Calculation and collection of the penalty and compound interest in accordance with the agreements above shall not prejudice other remedies for default enjoyed by BOB.

6.3 In case of an event of default by the Borrower, BOB shall be entitled to exercise its remedies in accordance with the provisions of this Contract or/and laws, regulations and financial regulations, including, but not limited to, requesting the rectification of default, changing the loan fund use or disbursement method, ceasing to release the loan, charging penalty and compound interest, exercising the guarantee interest and lien in accordance with the laws, declaring that the debt hereunder shall, in whole or in part, become immediately due, and announcing the collection, requesting compensation for losses and demanding the repayment of expenses incurred by BOB for realization of claims and guarantee interests (including, but not limited to, litigation/arbitration costs, disposal costs such as appraisal/assessment/auction, attorney’s fees, costs of investigation and evidence collection, travel costs and other reasonable expenses), etc.

6.4 If the currency of the amount recovered by BOB in exercising its rights is different from the currency of the amount owed by the Borrower, the exchange rates announced by BOB for the currency of the overdue amount sold by the bank and the currency of the amount bought back by the bank shall be applied to discharge the claims of BOB, and the Borrower shall bear the exchange rate loss and the exchange fee incurred accordingly, and the Borrower shall be obliged to cooperate to complete the exchange procedures.

6.5 Amounts recovered by BOB in exercising its rights shall be used to discharge its claims in the following order: (1) costs for realizing claims and guarantee interests and other fees that shall be borne by the Borrower, (2) damages, compensation and liquidated damages, (3) penalty and compound interest, (4) loan interest, (5) the loan principal, and (6) other sums payable; provided, however, that BOB may change the discharge order above. If the Borrower’s multiple amounts are due and payable, the order of discharge determined by BOB shall prevail.

6.6 If one party is affected by force majeure and provides the other party with the certificate from the competent authority within 5 business days from the occurrence of force majeure, the party may be exempted from corresponding liabilities for default in accordance with the laws, but for the avoidance of doubt, the parties confirm that the Borrower may be exempted from corresponding liabilities for default in accordance with the laws after the occurrence of force majeure, but it is still obliged to pay back the withdrawn loan principal, the loan interest calculated in the form of simple interest in accordance with the contractual interest rate and the costs of realizing the claims and guarantee interests.

7. Enforcement notarization

7.1 If Paragraph W of this Contract requires the enforcement notarization, the Borrower shall, with the period as agreed herein, process the notarization in a notary office recognized by BOB. Both parties agree to process the notarization of relevant debt instrument having the enforcement effect for this Contract, and both parties are fully aware of the meaning, content, procedure and effect of notarization of the debt instrument with enforcement effect. The parties agree that this Contract shall have the enforcement effect upon the notarization, and that if BOB’s rights and interests under this Contract or/and the guarantee documents are not fully realized in a timely manner, or if the Borrower/guarantor commits an event of default under this Contract or/and the guarantee documents, BOB shall have the right to directly apply for an enforcement certificate and submit the enforcement application to relevant competent people’s court by virtue of this Contract or/and the guarantee documents, the performance records of the Borrower issued by BOB and the notary certificate, to realize the interests of BOB under this Contract or/and the guarantee documents. The Borrower hereby specifically undertakes to voluntarily waive the right to defense and voluntarily and unconditionally accept the enforcement.

7.2 Both parties hereto agree that the notary office has the right to verify whether the Borrower has fulfilled its debts to BOB in full and on time by using any one of the methods of verification such as mail, telephone, fax and e-mail. The notary office has the right to verify the information from the Borrower in light of the name of the contact person, the reserved contact telephone number, the reserved fax number, the reserved mailing address and the reserved e-mail address as agreed in this Contract. The Borrower agrees that the notary office may issue an enforcement certificate on the basis of the supporting materials provided by BOB unilaterally under the following circumstances: (1) the notary office notifies the Borrower of the reserved contact person in accordance with the contact information as agreed in this Contract, and the contact person cannot be reached; (2) the Borrower disagrees with the supporting materials provided by BOB, but fails to provide evidence to the contrary or provides insufficient evidence to the contrary within three days upon the receipt of the notice from the notary office; and (3) the Borrower has no objection to the supporting materials provided by BOB.

8. Applicable laws and dispute settlement

8.1 This Contract shall be governed by the laws and regulations of the People’s Republic of China; all disputes under and in connection with this Contract shall first be settled through amicable negotiation, and if the negotiation fails, the disputes shall be submitted to relevant people’s court in the place where this Contract is signed for litigation.

8.2 If, in the guarantee documents, there are other express written provisions regarding the application of laws and settlement of dispute under such document and BOB only sues the guarantor, it shall proceed in accordance with such provisions, and if there is no written provision, the written provision is unclear, the provision is invalid/revoked in accordance with the laws, or BOB initiates litigation against the Borrower and the guarantor together, the provisions of this Contract shall apply.

9. Assignment

If the Borrower assigns any of its rights, obligations or liabilities hereunder to other parties, or sets guarantees or trusts on its rights, it shall be subject to the prior written consent of BOB. BOB has the right to unilaterally assign its interests under this Contract and relevant guarantee documents to other parties, as investment assets for trust, etc., to create guarantees or/and trusts, or to process the securitization of assets, etc., without the consent of the Borrower, and may inform the Borrower of the same by means of public announcements (which shall not be deemed to be a breach of the confidentiality obligation), written notice and so on. The Borrower shall continue to assume the liabilities to BOB and assignees and beneficiaries thereof in accordance with this Contract.

10. Supplementary provisions

10.1 This Contract is a specific business contract under the related contract (if any) mentioned in Paragraph A hereof. Matters not covered herein shall be executed in accordance with the related contract, and this Contract shall prevail in case of any inconsistency between the two. In the event of any inconsistency between the special agreements in Paragraph X of this Contract and other provisions in the body of this Contract, the special agreements in that paragraph shall prevail; unless otherwise expressly specified in writing, the body of this Contract shall prevail in the event of any inconsistency between the attachments to this Contract and the body of this Contract.

10.2 Notices or documents sent by either party hereunder: (i) if delivered in person or by proxy, the date of service shall be the day on which the notified party, or legal representative, person in charge, actual controller, major shareholder, or receiving agent thereof, signs for the delivery; (ii) if sent by express mail service or registered mail in the same city (including urban and suburban areas), the date of service shall be the third day following the date of posting, (iii) if sent by other means, the date of service shall be the 7th day following the date of posting, (iv) if sent by fax, text, email or other electronic means, the date of service shall be the day on which relevant information enters into the electronic system such as fax, phone number, telephone number or e-mail first written above, or the day on which the sender receives such information and the information fails to enter into the aforesaid electronic system; in case of inconsistency between the date of service determined in accordance with the aforesaid provisions and the date of actual receipt by the notified party or the date of official signature, the earliest date shall prevail. However, for the avoidance of doubt, the parties confirm that the documents required by BOB to be delivered in person by the Borrower shall be delivered by a person specially assigned by the Borrower directly to the case officer authorized by BOB in person, and that BOB has the right to deliver the notices or documents to the Borrower by means of official announcements and so on (including, but not limited to, the official website, Internet banking, mobile banking, electronic channels, official WeChat public account, etc.), and the date of announcement shall be the date of service. Any party changing its contact information shall promptly notify the other party in writing, otherwise the other party still has the right to regard the contact information before the change as valid.

10.3 The Borrower hereby irrevocably undertakes that its contact person, mailing address, zip code, telephone number, fax number, e-mail address and other contact information first written above shall be valid contact information (including, but not limited to, the receipt of various notices, agreements and other documents, as well as relevant documents and legal instruments in case of disputes over this Contract, and also including the receipt of relevant documents and legal instruments in the trial procedures such as the first instance, second instance and retrial and the enforcement procedure after disputes enter into arbitration and civil litigation procedures). The Borrower agrees that relevant people’s court, arbitration institution, notary office and the like may use the said contact information directly as the service address of legal instruments and notarized documents that they have confirmed to be valid. Relevant notices, documents, legal instruments, notarized documents, etc. may be served in the manner agreed in Paragraph 10.2 of this Contract. The Borrower shall notify BOB in writing at least 3 business days in advance of the change of its service address, and shall fulfill the service address change notification obligation to the notary office, arbitration institution or court where the Borrower changes its service address in arbitration and civil litigation procedures. If the Borrower fails to fulfill the notification obligation in the aforesaid manner, the address of service first written and confirmed by the Borrower above shall still be regarded as a valid address of service. If notices or relevant legal instruments mailed and served by BOB, relevant people’s court, arbitration institution or notary office fail to be delivered to or actually received by the Borrower on the grounds that the address of service provided or confirmed by the Borrower is inaccurate, the changed service address fails to be timely notified to BOB, relevant notary office, court and arbitration institution in writing, the Borrower or the designated agent thereof refuses to sign for such notices, etc., the date of return of the document or the date of proof of service indicating the situation shall be regarded as the date of service if sent by mail, and the earliest date shall prevail provided that the date of service determined in accordance with the provision is different from the date of actual receipt by the parties or the date of official signing; if served directly, the date of service shall be the day when the serving person indicates relevant situation in the proof of service on site. In case of fulfillment of the obligation to notify the change of service address, the changed service address shall be the valid service address. For the service address confirmed by the Borrower at the top of this Contract, relevant court or arbitration institution may directly serve by mail in case of service, and even if the party fails to directly receive the documents served by relevant court or arbitration institution by mail, it shall be deemed to have been served due to its aforementioned provision. If the Borrower accepts letters sent by BOB, the legal documents sent by relevant people’s court or arbitration institution, or the notarized document sent by the notary office by any means of service and in any document format, regardless of whether they are actually received by the Borrower directly or not, the Borrower shall bear all the legal consequences that may occur as of the date of service or deemed service; at the time of signing this Contract, the Borrower has accurately and correctly understood and learned about the agreed matters regarding the service address, and is willing to bear the legal consequences arising from the service by relevant people’s court, arbitration institution or notary office to the abovementioned service address, addressee or receiving agents, and the Borrower will not object to any terms related to the service for any reason such as material misunderstanding or unconscionability.

10.4 The Borrower agrees and authorizes Bank of Beijing Co., Ltd. and branches thereof to, in the course of providing financial products and services to the Borrower, collect, inquire about, understand, analyze, print, save and use the Borrower’s credit status related to credit, loan, loan-related transaction, guarantee, guaranteed property (including but not limited to collateral, pledge, etc.) and other assets, provident fund contribution, social insurance contribution, tax payment, consumption, indebtedness and so on, information on judicial measures such as seizure, information on relevant administrative penalties for illegal loan fund misappropriation and other information through the basic personal credit information database of the People’s Bank of China, the basic enterprise credit information database of the People’s Bank of China, the information base legal established with the approval of relevant competent department of the government and the qualified institution or authority (including but not limited to relevant public security bureau, court, industrial or commercial administration, ownership registration authority, regulator, and institution which is able to provide data on real estate/provident fund/social insurance/tax/credit). Bank of Beijing Co., Ltd. and branches thereof are allowed to enter the said information it knows and situation and information provided by other borrowers into the said database and information base for inquiry and use by any qualified institution or unit (including but not limited to relevant credit bureau, public security bureau, court, industrial and commercial administration, ownership registration authority, regulator, and institution which is able to provide data on real estate/provident fund/social insurance/tax/credit).

At the same time, Bank of Beijing Co., Ltd. and branches thereof have the right to provide the said information of the Borrower that Bank of Beijing Co., Ltd. and branches thereof learn about and situation and information provided by other borrowers to third parties in case that they assign the interests under the business carried out by and between Bank of Beijing Co., Ltd. and branches thereof and the Borrower to other parties, as investment assets for trust, etc., to set guarantee or trust, process the asset securitization, implement the financial service outsourcing and demand the overdue amount; and also have the right to provide relevant information to relevant regulatory, judicial, administrative and other departments in accordance with laws and regulations and regulatory requirements.

10.5 Unless otherwise agreed in this Contract, either party shall keep confidential the trade secrets belonging to the other party and other undisclosed information expressly requested by the other party to be kept confidential in the course of conclusion and performance of this Contract before the said information loses the confidentiality, and shall not disclose them publicly or to any third party without the written permission of the other party; however, if one party discloses them in accordance with relevant laws and regulations, or in accordance with requirements of relevant competent authorities or regulatory bodies or the exchange on which it is listed, or reasonably reveals the same to the party’s auditor, financial adviser, legal adviser or other intermediary institutions for the purpose of this Contract (the party shall require the said institutions and persons to bear the obligation of confidentiality), it shall not be regarded as a breach of obligation of confidentiality.

10.6 The validity of this Contract is independent of the guarantee documents, related contracts (if any) and any contracts/agreements/undertakings, and is not affected by the validity and enforceability of the said documents. In the event that any provision or content of this Contract is revoked or held invalid in accordance with the laws, the validity of other provisions and content shall not be affected and shall remain valid. The failure of the other party to exercise corresponding right of remedy in the event of a breach by one party shall not be deemed to be a waiver of the right or a consent to the breach.

10.7 This Contract shall come into effect after it is electronically signed by both parties, and the electronic signature shall have the same legal effect and evidential effect as the handwritten signature or seal; the Borrower expressly understands that it shall use the electronic signature that can be certified by a third party in accordance with the Electronic Signature Law of the People’s Republic of China to sign this Contract online. The Borrower may log onto the online platform for contract signing to view and download the text of this Contract. If there is a guarantor, the Borrower shall be responsible for providing the electronic copy of this Contract to the guarantor, but the Borrower’s failure to do so shall not adversely affect the claims and guarantee interests of BOB.

10.8 The Borrower and the Lender recognize that this Contract shall be signed by means of electronic signature. The Borrower guarantees that the electronic signature used in the Lender’s electronic channel is a reliable electronic signature consistent with the agreements between the Borrower and the Lender; the Borrower shall log onto the Lender’s electronic channel through the mutually recognized identity authentication, and any operation after the identity authentication shall be regarded as done by the Borrower itself, and the Borrower undertakes to be responsible for the legal consequences arising therefrom.

The Borrower hereby confirms that: it has fully reviewed this Contract, and BOB has drawn its attention to the clauses relating to the limitation of liabilities or rights, and has provided sufficient explanations and clarifications in respect of this Contract; and after negotiation and discussion with BOB, the Borrower fully understands and agrees with all the contents of this Contract including the Schedule of Contract Terms, Basic Terms of Contract and the attachments to this Contract, and has a clear, accurate and comprehensive understanding of the rights and obligations of both parties, and does not have any doubts or objections.

(No text below)

The parties sign below:

Borrower: Jiangxi Universe Pharmaceuticals Co., Ltd.	Bank of Beijing